SeraCare Reports Third Quarter Fiscal Year 2010 Results
—Revenues grew by 10% to $13.0M—
—Fifth consecutive quarter of profitability—

Milford, MA, August 11, 2010—SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its third quarter of fiscal year 2010, ended June 30, 2010. The third quarter of fiscal year 2010 marks SeraCare’s fifth consecutive quarter of profitability.

SeraCare reported revenue growth of 10% increasing to $13.0 million for the quarter ended June 30, 2010 compared to $11.8 million for the same quarter of the prior year. Gross margins increased to 39% for the quarter compared to 36% for the same quarter of the prior year. The Company earned net income of $1.3 million and earnings per share on a basic and diluted basis of $0.07 for the quarter ended June 30, 2010 compared to $0.7 million and $0.04 per share on a basic and diluted basis during the same period in fiscal 2009. In the third quarter of fiscal year 2010, SeraCare incurred $0.3 million of expenses related to exploring potential transactions. If the Company had not incurred these expenses, the basic and diluted earnings per share would have increased by $0.02 per share for the three months ended June 30, 2010.

“In the third quarter of fiscal 2010 SeraCare drove increased revenues and earnings compared with the third quarter of last year,” said Susan Vogt, President and Chief Executive Officer. “We continue to implement a number of initiatives to support our ongoing growth, most recently announcing the addition of two new suites of products to our core offerings in HIV and infectious disease. The expansion of our product portfolio ensures that we offer customers one of the most comprehensive reference platforms available and we believe these and additional offerings will support growth in revenues and the expansion of our customer base over the remainder of fiscal year 2010 and into fiscal 2011.”

Recent Corporate Highlights:

•	Increased BioServices revenue by $0.9 million, or 28%, and Diagnostic & Biopharmaceutical Products revenue by $0.3 million, or 4%, for the quarter ended June 30, 2010 compared to the same quarter in the prior year

•	Developed a new series of controls in the ACCURUN portfolio for the detection of Chlamydia trachomatis and Neisseria gonorrhoeae (CT/NG), optimized for use on the three most popular assays currently on the market

•	Added a set of six new HIV seroconversion panel products to the diagnostic controls and panels portfolio to support the Company’s customers in the accelerated development of new test methods

•	Launched SeraCare’s Global Patient Samples Program—allowing researchers access to single test, remnant samples inventoried by test results, gender, age and sample type—in an alliance with a large European reference laboratory. Over 2,000 test parameters are listed for the 50,000 samples that are tested daily.

“The third quarter of fiscal 2010 marks SeraCare’s fifth consecutive profitable quarter and the fourth consecutive quarter in which we have generated over $2.0 million in operating cash flow,” stated Gregory Gould, Chief Financial Officer. “With the increased operating cash flow during the last four quarters, we have been able to strengthen our balance sheet by increasing our cash to $12.7 million and decreasing our debt to less than $0.1 million as of June 30, 2010.”

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:
This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.

Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060

— financials to follow —

SERACARE LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$12,975,119	$11,777,786	$37,083,594	$31,912,353

Cost of revenue	7,867,551	7,530,936	21,500,674	21,635,109

Gross profit	5,107,568	4,246,850	15,582,920	10,277,244

Research and development expense	210,695	217,344	542,300	913,541
Selling, general and administrative expenses	3,510,410	3,257,944	10,178,633	10,285,026
Impairment of goodwill	—	—	—	15,091,099
Loss related to assets held for sale	—	—	—	600,000

Operating income (loss)	1,386,463	771,562	4,861,987	(16,612,422)

Interest expense	(2,184)	(85,686)	(232,834)	(292,069)
Other income, net	40,000	7,737	70,083	106,369

Income (loss) before income taxes	1,424,279	693,613	4,699,236	(16,798,122)

Income tax expense (benefit)	112,500	(3,406)	8,575	21,104

Net income (loss)	$1,311,779	$697,019	$4,690,661	$(16,819,226)

Earnings (loss) per common share
Basic	$0.07	$0.04	$0.25	$(0.91)

Diluted	$0.07	$0.04	$0.24	$(0.91)

Weighted average shares outstanding
Basic	18,848,478	18,596,172	18,805,324	18,580,801

Diluted	19,293,283	18,596,172	19,172,586	18,580,801